EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-136290, 333-202783, 333-204295, 333-204670 and 333-251300) on Form S-8 of our reports dated February 26, 2026, with respect to the consolidated financial statements of Reliance, Inc. and the effectiveness of internal control over financial reporting.

5
/s/ KPMG LLP

Los Angeles, California
February 26, 2026